                                                                     Exhibit 5.1


                        [SULLIVAN & CROMWELL LETTERHEAD]

                                                December 1, 1998




First Coastal Capital Trust,
      275 Main Street,
           El Segundo, California  90245,

First Coastal Bancshares,
      275 Main Street,
           El Segundo, California  90245.

Dear Sirs:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of (a) 330,000 units (the "Units"), each Unit consisting of
(i) one __% Cumulative Preferred Security, liquidation amount $20 per security (the "Preferred Securities") of First Coastal Capital Trust, a Delaware statutory business trust (the "Issuer Trust") and (ii) one share of common stock, without par value ("Common Stock"), of First Coastal Bancshares, a California corporation (the "Company"), (b) 330,000 Preferred Securities, (c) 330,000 shares of Common Stock, (d) $6,600,000 aggregate principal amount of __% Junior Subordinated Debentures due December 31, 2028 (the "Debentures") of the Company, and (e) the guarantee and certain other back-up undertakings by the Company with respect to the Preferred Securities (the "Guarantees" and, together with the Units, Preferred Securities and Common Stock, the "Securities"), we, as your special counsel, have examined such corporate records, certificates and other

First Coastal Capital Trust
First Coastal Bancshares                                             -2-


documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion:

                  (1) With respect to the Common Stock, when the Registration Statement relating to the Securities has become effective under the Act, the terms of the sale of the Common Stock have been duly established in conformity with the Company's articles of incorporation, and the Common Stock has been duly issued and sold as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

                  (2) With respect to the Debentures, when the Registration Statement relating to the Securities has become effective under the Act, the Indenture relating to the Debentures has been duly executed and delivered, the terms of the sale of the Debentures has been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debentures have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated by the Registration Statement, the Debentures will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (3) With respect to the Guarantees, when the Registration Statement relating to the Securities has become effective under the Act, the guarantee agreement

First Coastal Capital Trust
First Coastal Bancshares                                             -3-


         relating to the Guarantees has been duly executed and delivered by the Company, the terms of the Guarantees and of their issue have been duly established in conformity with the Guarantee Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Securities which are the subject of the Guarantees have been duly executed in accordance with the trust agreement governing the Issuer Trust and the Guarantees have been issued and delivered as contemplated by the Registration Statement, the Guarantees will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of California, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We understand that you have received an opinion regarding the Preferred Securities from Richards, Layton & Finger, LLP, special Delaware counsel for the Company and the Issuer Trust. We are expressing no opinion with respect to the matters contained in such opinion.

                  We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Securities". In giving such consent, we do not thereby

First Coastal Capital Trust
First Coastal Bancshares                                             -4-




admit that we are in the  category of persons  whose  consent is required  under
Section 7 of the Act.


                                               Very truly yours,


                                               /S/ SULLIVAN & CROMWELL